SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2014

Waste Management, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2014, Waste Management Holdings, Inc., National Guaranty Insurance Company of Vermont, Mountain Indemnity Insurance Company, Chemical Waste Management, Inc. and (for limited purposes only) Wheelabrator Technologies Inc. (each a direct or indirect wholly-owned subsidiary of Waste Management, Inc., and collectively “Waste Management”), and Granite Acquisition, Inc., an affiliate of Energy Capital Partners III, LP and its parallel funds (“Buyer”) entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which Waste Management has agreed to sell 100% of the issued and outstanding capital stock of Wheelabrator Technologies Inc. (“Wheelabrator”) to Buyer for $1.94 billion in cash, subject to adjustments for working capital, net debt, capital expenditures and certain project investments. Wheelabrator is a holding company for several operating entities that are engaged primarily in the disposal, waste-to-energy and independent power generation business and own or operate 17 waste-to-energy facilities, four independent power-producing facilities, four ash monofill landfills, and three transfer stations in the United States and an ongoing development and construction project in the United Kingdom (the “Business”).

The Agreement contains customary representations and warranties relating to Wheelabrator and the Business and customary covenants, including ordinary course operation of the Business pending closing of the transaction. Waste Management and Buyer have agreed to indemnify each other for losses arising under certain breaches of the Agreement. In addition, Waste Management will retain and has agreed to indemnify Buyer for certain liabilities of the Business, subject to a cap of $125 million on total indemnification liability, with the exception of certain specified obligations, including for breaches of fundamental representations. Waste Management, Inc. has agreed to allow certain parent company guarantees previously executed in favor of Wheelabrator to remain in place after the closing subject to the payment of a credit support fee.

The sale is subject to closing conditions, including the spin-off of certain entities excluded from the transaction, receipt of authorization from the Federal Energy Regulatory Commission (“FERC”) and the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. In conjunction with the sale, subsidiaries of Waste Management, Inc. will enter into a Transition Services Agreement and a long-term agreement to supply waste to certain Wheelabrator facilities upon closing.

Each of Waste Management and Buyer may terminate the Agreement in the event of certain material, uncured breaches of representations, warranties and covenants of the other party. In the event that (a)(i) Buyer has breached any of its representations, warranties, or covenants such that Waste Management has the right to terminate the Agreement or (ii) all conditions to Buyer’s closing obligations have been satisfied or waived (other than those that by their nature are to be satisfied at closing), the marketing period for Buyer’s financing has concluded and Buyer shall have failed to timely consummate the closing and (b) the Agreement is terminated by Waste Management in accordance with its terms, then Buyer is required to pay Waste Management a $125 million termination fee as liquidated damages. However, if the Agreement is terminated by either party due to failure to obtain FERC authorization within a specified period of time, and all other closing conditions are satisfied or waived (other than those that by their nature are to be satisfied at closing), then the termination fee owed by Buyer to Waste Management is $62.5 million.

To fund the purchase price, Buyer has obtained debt financing commitments from Deutsche Bank and Barclays in an amount of $1.71 billion and equity financing commitments from funds affiliated with Buyer totaling approximately $500 million. The debt and equity financing commitments are subject to a number of customary conditions. Waste Management is not a party to any of these commitment letters.

In connection with the execution of the Agreement, Energy Capital Partners III-A, LP has guaranteed Buyer’s obligation to pay the termination fee and Waste Management, Inc. has guaranteed certain obligations of the sellers under the Agreement.

The above description of the Agreement and the sale of the Business is not complete and is qualified in its entirety by reference to the terms and conditions of the Agreement, a copy of which is filed as Exhibit 2.1 to this report and incorporated herein by reference.

The Agreement has been included to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Waste Management or Buyer. The Agreement contains representations and warranties that Waste Management, on one hand, and Buyer, on the other hand, made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules. The disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Agreement. Moreover, in addition, some of those representations and warranties (i) may not be accurate or complete as of any specified date, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Security holders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Waste Management or Buyer. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Waste Management’s public disclosures.

Item 2.02.	Results of Operations and Financial Condition.

Waste Management, Inc. (the “Company”) issued a press release this morning announcing its financial results for the quarter ended June 30, 2014, a copy of which is attached hereto as Exhibit 99.1. The Company is holding a conference call to discuss these results beginning at 9:00 a.m. Central Time this morning. The call will be webcast live and may be heard by accessing the Company’s website at www.wm.com. The call may also be heard by dialing (877) 710-6139 and entering access code 63619185.

On the call, management of the Company is expected to discuss certain non-GAAP financial measures that are included in the Company’s press release. The Company has provided information regarding its use of the non-GAAP measures contained in its press release and reconciliations of such measures to their most comparable GAAP measures.

In addition to the non-GAAP measures contained and reconciled in the press release, management is also expected to discuss Adjusted Operating EBITDA and Adjusted Operating EBITDA as a percent of Revenues. The Company defines Operating EBITDA as income from operations before depreciation and amortization, and the Company’s Adjusted Operating EBITDA excludes certain items noted in the table below. This measure may not be comparable to similarly titled measures reported by other companies. Management uses Adjusted Operating EBITDA as an indicator of the Company’s operating performance and ability to pay dividends, fund acquisitions, capital expenditures and other investments and, in the absence of refinancing, to repay debt obligations. Management believes Adjusted Operating EBITDA is helpful to investors evaluating the Company’s operating performance because certain non-cash costs and other items that management believes are not representative of our performance or indicative of our results of operations are excluded. Adjusted Operating EBTIDA is a supplemental non-GAAP measure and should not be considered an alternative to net income, income from operations or net cash provided by operating activities. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are shown below.

Reconciliation of Non-GAAP Measures

(Dollars In Millions)

(Unaudited)

	Quarter Ended June 30, 2014
	Amount		As a % of Revenues
Adjusted Operating EBITDA as a percent of Revenues
Operating revenues, as reported	$3,561
Income from operations, as reported	532
Adjustments to Income from operations:
Asset impairments and unusual items	36
Partial withdrawal from multiemployer pension plans	3

	39

Income from operations, as adjusted	571	(a)
Depreciation and amortization	339

Adjusted Operating EBITDA and Adjusted Operating
EBITDA as a percent of Revenues	$910	(b)	25.6	% (b)

	Quarter Ended June 30, 2013
	Amount		As a % of Revenues
Adjusted Operating EBITDA as a percent of Revenues
Operating revenues, as reported	$3,526
Income from operations, as reported	510
Adjustments to Income from operations:
Asset impairments and unusual items	13

Income from operations, as adjusted	523	(a)
Depreciation and amortization	339

Adjusted Operating EBITDA and Adjusted Operating
EBITDA as a percent of Revenues	$862	(b)	24.4	% (b)

(a)	Adjusted income from operations for the second quarter of 2014 increased $48 million as compared with adjusted results for the same period prior year.
(b)	Adjusted Operating EBITDA increased more than 5% or 120 basis points as a percent of revenues, as compared with adjusted results for the same period prior year.

Item 7.01.	Regulation FD Disclosure.

On July 29, 2014, the Company issued a press release announcing entry into the Agreement, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 2.1:	Stock Purchase Agreement dated July 25, 2014 by and among Granite Acquisition, Inc. and Waste Management Holdings, Inc., National Guaranty Insurance Company of Vermont, Mountain Indemnity Insurance Company, Chemical Waste Management Inc. and Wheelabrator Technologies, Inc. (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to the Stock Purchase Agreement have been omitted and will be supplementally provided to the SEC upon request).

Exhibit 99.1:	Press Release dated July 29, 2014 regarding Second Quarter 2014 Earnings.

Exhibit 99.2:	Press Release dated July 29, 2014 regarding Agreement to Sell Wheelabrator Technologies Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: July 29, 2014	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President, General Counsel

Exhibit Index

Exhibit Number	Description

2.1	Stock Purchase Agreement dated July 25, 2014 by and among Granite Acquisition, Inc. and Waste Management Holdings, Inc., National Guaranty Insurance Company of Vermont, Mountain Indemnity Insurance Company, Chemical Waste Management, Inc. and Wheelabrator Technologies Inc. (pursuant to Item 601(b)(2) of Regulation S-K, exhibits and schedules to the Stock Purchase Agreement have been omitted and will be supplementally provided to the SEC upon request).

99.1	Press Release dated July 29, 2014 regarding Second Quarter 2014 Earnings.

99.2	Press Release dated July 29, 2014 regarding Agreement to Sell Wheelabrator Technologies Inc.

7